PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA PRICES $350 MILLION SENIOR NOTES OFFERING

HUNT VALLEY, MARYLAND – November 9, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today the pricing of $350 million aggregate principal amount of 6¾% senior notes due 2022. The notes will be issued at a price equal to 103% of their face value (equivalent to a 6.26% yield per annum), before initial purchasers’ discount. The notes offered will be of the same series as, and thus will have the same terms as, Omega’s existing $225 million aggregate principal amount of 6¾% senior notes due 2022. The offering is expected to close on November 23, 2010, subject to customary closing conditions. The notes will be unsecured senior obligations of Omega and will be guaranteed by each of Omega’s subsidiaries that guarantee Omega’s existing notes and senior secured revolving credit facility. The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons outside of the United States under Regulation S of the Securities Act.

Omega intends to use the net proceeds of the offering to fund its previously announced cash tender offer and consent solicitation for its outstanding $310 million aggregate principal amount of 7% senior notes due 2014 and for working capital and general corporate purposes.

The notes to be issued in this offering have not been registered under the Securities Act, or any applicable state laws. Accordingly, the notes may not be offered or sold in the U.S. or to U.S. persons without registration or an applicable exemption under the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, Omega owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.